QuickLinks -- Click here to rapidly navigate through this document

Exhibit 5.1

June 14, 2004
Intrusion Inc.
1101 E. Arapaho Road
Richardson, TX 75081

Re:
Intrusion Inc. Registration Statement on Form S-3
for resale of 2,673,697 shares of Common Stock

Ladies and Gentlemen:

        We have acted as counsel to Intrusion Inc., a Delaware corporation (the "Company"), in connection with the registration for resale of 2,673,697 shares of the Company's Common Stock (the "Shares"), pursuant to the Company's Registration Statement on Form S-3 ("Registration Statement") filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Act").

        This opinion is being furnished in accordance with the requirements of Item 16 of Form S-3 and Item 601(b)(5)(i) of Regulation S-K.

        We have reviewed the Company's Certificate of Incorporation, as amended, the Company's Bylaws, as amended, the corporate proceedings taken by the Company in connection with the original issuance and sale of the Shares and a certificate of a Company officer regarding the issuance and sale of the Shares. Based on such review, we are of the opinion that (1) the Shares (other than Shares issuable upon the conversion of preferred stock or the exercise of warrants) are duly authorized, legally issued, fully paid and non-assessable; and (2) the Shares issuable upon conversion of preferred stock or the exercise of warrants, if, as and when issued by the Company, are duly authorized and, upon conversion or exercise thereof in the manner and for the consideration expressed in such preferred stock or warrants, will be legally issued, fully paid and non-assessable.

        We consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to this firm under the caption "Legal Matters" in the prospectus which is part of the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act, the rules and regulations of the Securities and Exchange Commission promulgated thereunder or Item 509 of Regulation S-K.

        This opinion letter is rendered as of the date first written above and we disclaim any obligation to advise you of facts, circumstances, events or developments which hereafter may be brought to our attention and which may alter, affect or modify the opinion expressed herein. Our opinion is expressly limited to the matters set forth above and we render no opinion, whether by implication or otherwise, as to any other matters related to the Company or the Shares.

Sincerely,

/s/ PATTON BOGGS LLP Patton Boggs LLP

QuickLinks

  Exhibit 5.1